UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 22, 2005
Date of report (Date of earliest event reported)
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	000-06072 (Commission File Number)	58-1035424 (I.R.S. Employer Identification No.)
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
On December 22, 2005, the Registrant entered into a definitive agreement for the sale of the assets and operating liabilities of its Satellite Networks division (“SatNet”) to a subsidiary of Advantech Advanced Microwave Technologies, Inc. (“Advantech”). In addition to Advantech’s assumption of trade payables, liabilities under existing SatNet contracts and other specified liabilities, the agreement provides for the payment of aggregate consideration in the amount of US$8,827,000, consisting of cash in the amount of US$6,502,000 (of which US$100,000 has been previously paid) and an interest-bearing note of Advantech in the initial principal amount of US$2,325,000. The note is to be repaid in three equal annual installments commencing in May of 2007. The note is also subject to prepayment of up to US$800,000 immediately upon receipt by Advantech of payment under a specific SatNet customer contract, such payment expected to be received in the near future.
Under the agreement, the Registrant will be obligated to repurchase from Advantech, at face value, any of the accounts receivable included in the purchased assets that have not been collected within 90 days after the closing date, with the exception of certain identified receivables that will be repurchased at 75% of face value if they remain uncollected 180 days after the closing. Based on historical experience with the obligors under these receivables, the Registrant does not expect to incur a material loss based upon the performance of its obligations under this provision of the agreement.
In addition, the Registrant has agreed to reimburse Advantech for one-half of any amount by which costs incurred by Advantech exceed the accrued liability at the time of closing for warranty claims for products that were sold or delivered prior to the closing date or that were in work-in-progress at the time of closing. The Registrant also has agreed to remain responsible for one-half of the first CDN$100,000 and all of the excess over CDN$100,000 of the actuarially determined deficiencies, if any, of the SatNet pension plans as of the closing date.
Section 2—Financial Information
Item 2.05 Costs Associated with Exhibit or Disposal Activities.
The Registrant expects to incur certain costs upon the closing of the sale of its SatNet division pursuant to the agreement reported in Item 1.01 above.
These costs are expected to include approximately US$700,000 in transaction fees payable to the Registrant’s financial advisors and attorneys and an additional amount of approximately US$200,000 in bonuses payable to certain employees of the SatNet division upon the completion of the sale.
Item 2.06 Material Impairments.
On December 22, 2005, the Registrant announced that in connection with its anticipated disposition of its Sat Net division, it expects additional impairment charges during the fourth quarter of approximately $2.5 million on the assets being sold, and it may recognize additional losses through discontinued operations arising from the SatNet division’s business activities during the fourth quarter of 2005. The impairment charge reflects the continued uncertainty of SatNet’s potential orders stream, and the resulting diminished near-term prospects for SatNet’s revenues and earnings. Consequently, the final negotiated purchase price in the definitive agreement described under Item 1.01 was materially less favorable to the Registrant than at the end of the third quarter of 2005, when the Registrant performed an impairment assessment based upon the terms of a non-binding letter of intent that the Registrant had previously entered into with Advantech.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.
Date: December 22, 2005	By:	/s/ Don T. Scartz
Don T. Scartz
Executive Vice President, Chief Financial Officer and Treasurer

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